Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Announces 4th Quarter and Full-Year Records
for Closings, Orders and Backlog – Raises Earnings Guidance

•  FULL YEAR 2004 SALES ORDERS UP 59% FROM 2003 TO $2.6 BILLION

•  FULL YEAR 2004 HOME CLOSING REVENUE UP 38% FROM 2003 TO $2.0 BILLION

•  YEAR-END 2004 BACKLOG UP 86% FROM YEAR-END 2003 TO $1.3 BILLION

•  2004 DILUTED EPS GUIDANCE RAISED BY $0.45 TO $9.50 TO $9.75

    (BEFORE STOCK SPLIT(1))

Dallas and Scottsdale, Arizona (January 6, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced fourth quarter and full-year records for homebuilding revenue, home closings and order backlog.

Summary Operating Results

	For the Three Months Ended December 31, (unaudited)						As of and for the Year Ended December 31, (unaudited)
	$ Millions			Homes			$ Millions			Homes
	2004	2003	% Chg	2004	2003	% Chg	2004	2003	% Chg	2004	2003	% Chg
Homes ordered	$670	$343	95%	2,055	1,147	79%	$2,605	$1,635	59%	9,007	6,152	46%
Homes closed	$698	$472	48%	2,394	1,784	34%	$2,016	$1,462	38%	7,254	5,642	29%
Order backlog							$1,321	$711	86%	4,408	2,580	71%

(1) Diluted EPS amounts are reported on a pre-split basis.  On January 7, 2005, the Company will issue a stock dividend to holders of record as of December 28, 2004.  After the stock split, the 2004 EPS guidance will be adjusted to $4.75 to $4.88.  All previously reported per share amounts will also be retroactively adjusted.

“Meritage generated $2.0 billion in home closing revenue for 2004, marking its 17th consecutive year of record revenue and home closings,” said John R. Landon, Meritage Co-Chairman and Co-CEO.  “This exceeded our most recent guidance of $1.9 billion and represents a 38% increase over last year, which was primarily driven by a 29% increase over 2003 in the number of homes closed to 7,254.  The number of homes ordered for the year was up 46% in 2004 to 9,007, while the dollar value of homes ordered was up 59% to approximately $2.6 billion.  The year ended on a very strong note, with the number of homes closed and revenue ahead 34% and 48%, respectively, in the fourth quarter as compared to last year’s fourth quarter and the number of homes ordered and dollar value ahead 79% and 95%, respectively.  This resulted in an increase in the number of homes sold but not yet closed, up 71% over year-end 2003 and the related dollar value up 86% at $1.3 billion at December 31, 2004.”

“The growth in home closing revenue for all of 2004 was led by increases of 88% and 41% in California and Arizona, respectively,” said Steven J. Hilton, Meritage Co-Chairman and Co-CEO.  “In Texas, closing revenue for the full year 2004 rose a solid 18% over 2003.  In Nevada, last year we sold out of several communities earlier than anticipated, resulting in a 10% decline in home closing revenue in 2004.  We anticipate that our Nevada revenues will rebound significantly in the second half of 2005 as our replacement communities opened for sales in the latter part of 2004.  In addition, closings from new communities that opened for sales earlier in 2004 led to a 39% increase in revenue in Nevada in the fourth quarter, complementing increases of 122% in California, 35% in Arizona and 23% in Texas.”

“Order demand was robust throughout 2004, particularly in our California and Arizona divisions, where the dollar value of home orders increased 119% and 74%, respectively, for all of 2004 as compared to 2003,” said Mr. Landon.  “In a very competitive Texas market, we achieved a 25% year-over-year increase in the dollar value of home orders, and are pleased that we have continued to grow our business there.”

“During the fourth quarter of 2004, demand for our homes was very strong in all of our markets.  Overall, the dollar value of home orders advanced 95% compared to the fourth quarter of 2003,” said Mr. Hilton.  “In California and Arizona, where the housing markets are very healthy in general, the dollar value of new home orders increased 137% and 84%, respectively, while in Texas, we are very pleased to report the dollar value of home orders increased 57%.  In Nevada, where we opened four new communities during the fourth quarter of 2004, the dollar value of home orders increased 110% in the fourth quarter 2004 as compared to the same period a year ago.”

“We also are excited about how well our three active adult communities in Arizona are performing,” said Mr. Landon.  “These master-planned communities are now fully operational, and during 2004, we closed 513 homes and took orders for 786 homes, or 9% of the company total.  Based on these solid sales numbers, we anticipate that 2005 will be a very good year for our active adult operations.  In addition, we are looking forward to generating sales in 2005 in our two new growth markets, Denver and Orlando.”

“We believe this year’s record performance is a direct result of offering the right product at the right price and in the right location.  We now anticipate full year 2004 diluted earnings per share to approximate $9.50 to $9.75, up 39% to 43% over 2003, representing a $0.45 increase over our previous guidance of $9.05 to $9.30.  This EPS guidance does not reflect our previously announced 2-for-1 stock split, which is effective January 7, 2005 and is an indication of our strong belief in Meritage’s positive future results,” added Mr. Hilton.  “We will give additional 2005 guidance in our upcoming earnings press release and conference call.”

Meritage plans to release its 2004 full year earnings on Wednesday, January 26, 2005, after market closing.  In conjunction with the earnings release, the Company will hold a conference call on Thursday, January 27, 2005, at 11:00 a.m. EST.  To participate in the call, please dial in at least five minutes before the start time.  The domestic dial-in number for the call is 1-800-291-3314, and the international dial-in number is 1-706-634-0844.  The conference call and presentation can be accessed through the Company’s website at www.meritagehomes.com.  The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.  A replay of the call will be available from 12:00 EST January 27, 2005, through midnight February 3, 2005.  The domestic replay telephone number is 1-800-642-1687, and the international replay telephone number is 1-706-645-9291 (refer to Conference ID # 3131856).

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  Fortune Magazine recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company is included in the S&P SmallCap 600 Index and appears on Forbes’ “Platinum 400” list as part of an elite group of only five companies on the list that have exceeded 50% in five-year annualized total return.  In its 18-year history the Company has built approximately 35,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage web site is located at www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Data - Unaudited
($ in thousands)

	For The Three Months Ended December 31				As Of And For The Year Ended December 31
	2004		2003		2004		2003
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	744	158,920	458	100,931	3,518	752,649	2,862	599,850
Arizona	713	195,044	348	106,087	3,490	884,785	1,881	509,913
California	439	260,025	239	109,687	1,582	821,266	807	375,105
Nevada	159	55,788	102	26,543	417	146,141	602	150,120
Total	2,055	669,777	1,147	343,248	9,007	2,604,841	6,152	1,634,988

Homes Closed:
Texas	981	211,269	840	172,079	3,152	680,978	2,828	577,330
Arizona	917	244,774	649	181,626	2,331	585,757	1,515	415,709
California	399	206,795	195	92,963	1,367	628,324	735	334,677
Nevada	97	35,350	100	25,418	404	120,617	564	134,265
Total	2,394	698,188	1,784	472,086	7,254	2,015,676	5,642	1,461,981

Order Backlog:
Texas					1,485	313,090	1,119	241,419
Arizona					1,991	537,387	832	238,359
California *					695	391,271	405	177,355
Nevada					237	79,162	224	53,638
Total					4,408	1,320,910	2,580	710,771

* In January 2004, our acquisition of Citation Homes added 75 sold but not closed homes with a sales value of approximately $21 million to our California backlog.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our estimated earnings per share for fiscal 2004, that revenues in our Nevada division in the second half of fiscal 2005 will be favorable, that our active adult communities will experience favorable results in fiscal 2005, that we will generate sales in our new Denver and Orlando markets and that our stock split is indicative of Meritage’s positive future results.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended September 30, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

# # #